Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-08437, and 333-98819, and 333-117787 on Form S-8 of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002), appearing in this Annual Report on Form 10-K of Vodavi Technology, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 29, 2005